Exhibit 99.1

                MDI, Inc. Fourth Quarter Best in 2005;
Fourth Quarter Revenue Expected to Increase 18 Percent Over Third Quarter

    SAN ANTONIO--(BUSINESS WIRE)--Feb. 2, 2006--MDI, Inc. (NASDAQ:MDII) today announced estimates of certain financial results for the fourth quarter ended December 31, 2005. The Company advises that these estimates remain subject to change as the Company completes its quarter and year-end closing process. Details of actual fourth quarter results will be provided in the Company's 2005 Annual Report which the Company expects to file with the Securities & Exchange Commission in March, 2006.

    Fourth Quarter Financial Review

    Revenue for the fourth quarter of 2005 is expected to increase by 18.3% to $2.78 million compared to $2.35 million for the third quarter of fiscal 2005. Revenue for the second quarter ended June 30, 2005 was $1.75 million.
    For the fourth quarter of 2005, losses from operations is expected to have narrowed to $0.83 million compared to a loss of $1.57 million in the third quarter of 2005 and a loss of $1.26 million in the second quarter of 2005.
    Gross profit for the fourth quarter of 2005 is expected to increase to 48.1% compared to 46.0% for the third quarter and 45.8% for the second quarter.
    J. Collier Sparks, President and CEO stated, "We continued to experience revenue gains during the fourth quarter driven by ongoing strength in all of our business segments. We are pleased that our top-line performance continues to improve quarter-on-quarter."
    Mr. Sparks concluded, "We have completed our restructuring initiatives and during the last six months of 2005 we made the strategic decision to further increase our sales and marketing expenditures in an effort to better position our products for long-term success. As we head into the first half of 2006 we are excited by the positive momentum we have created and we look forward to leveraging our enhanced infrastructure to drive growth into the future."

    About MDI, Inc.

    MDI, Inc. (NASDAQ:MDII) is an established global leader in providing centralized, integrated security management solutions to corporate, government and institutional enterprises.

    About MDI Security Systems

    For 25 years, MDI Security Systems has been securing clients across the globe by delivering the most dependable access control and integrated security management solutions available. As a security industry pioneer and technical thought leader, MDI continues to deliver value to its shareholders through the development of market-driven, technically superior security systems that can be managed from a centralized point of control. By combining a quarter century of expertise with thousands of worldwide users from a variety of industries including financial, transportation, manufacturing, education, government, defense and homeland security, MDI believes it is able to maintain the highest return on investment in the industry for its client base. More information on MDI Security Systems and its solutions can be found at www.mdisecure.com.

    Forward-Looking and Cautionary Statements

    Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: MDI, Inc., San Antonio
             Richard A. Larsen, 210-582-2664
             www.mdisecure.com